Exhibit 99.1

Contacts:
Michele Hart-Henry	Lindsay Rubin
I-trax	Edelman
(610) 459-2405 x109	(212) 704-8227
meharthenry@i-trax.com	lindsay.rubin@edelman.com

FOR IMMEDIATE RELEASE

I-trax Completes Acquisition of ProFitness Health Solutions
Deal creates largest provider of on-site health, wellness and fitness services in country

CHADDS FORD, PA, Dec. 17, 2007 – I-trax, Inc. (Amex: DMX), the parent company of CHD Meridian Healthcare, a leading provider of workplace healthcare and wellness solutions, announced today that it has completed its acquisition of ProFitness Health Solutions, LLC (PFHS) of Shelton, CT.

The completion of the transaction creates the largest single provider of workplace-based health, wellness and fitness services with more than 150 clients and more than 300 total site locations in the United States and Canada.  I-trax will combine the operations of PFHS into is subsidiary, CHD Meridian Healthcare, LLC.

“Adding ProFitness Health Solutions to our portfolio enhances our uniqueness, making us a truly comprehensive provider of on-site health services,” said Frank A. Martin, chairman of I-trax.  “We believe that our integrated approach to workplace-based healthcare – from full primary care, to occupational health, to episodic care and pharmacy services, and now including on-site fitness centers and wellness services, is unmatched in the marketplace,” he added.

ProFitness Health Solutions was founded in 1983 and provides comprehensive fitness and wellness program management, occupational health programming, sports and recreation services, and fitness center design, consulting and evaluation services.

The purchase price for the acquisition is $7,500,000.  I-trax delivered the purchase price as follows:  $6,000,000 in cash; 222,684 shares of I-trax common stock (valued at $750,000, or $3.368 per share, under the terms on the acquisition agreement); and a promissory note in the principal amount of $750,000.  The shares will be held in escrow and the promissory note will be paid after I-trax completes the audit of its consolidated financial statements for 2008.  I-trax borrowed an additional $5,000,000 from Bank of America, N.A. to fund a portion of the purchase price.

About I-trax
I-trax is a leading provider of integrated workplace health and productivity management solutions.  Serving more than 150 clients at more than 300 locations in the United States and Canada, I-trax offers on-site health, fitness and wellness centers through its CHD Meridian Healthcare, LLC subsidiary that deliver primary care, acute care corporate health, occupational health and pharmacy care management services, as well as fitness and wellness programming and integrated disease management programs. CHD Meridian is focused on making the workplace safe, helping companies achieve employer of choice status, and reducing costs while improving the quality of care received and the productivity of the workforce. Managing employer-sponsored health centers for over 40 years, some of CHD Meridian Healthcare's clients include: BMW, Coors Brewing Company, Coushatta Casino Resort, Deutsche Bank, Eastman Chemical, Fieldale Farms, Horizon Blue Cross Blue Shield of New Jersey, Lowe’s, Toyota and UnumProvident. For more information, visit www.chdmeridian.com.

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Safe Harbor Statement: Statements regarding aspects of I-trax’s business and its expectations as to the transaction with PFHS set forth herein or otherwise made in writing or orally by I-trax may constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although I-trax believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that might cause or contribute to such differences include, but are not limited to, the ability of I-trax to integrate the PFHS business successfully, demand for PFHS’s products and services, uncertainty of future profitability and changing economic conditions. These and other risks pertaining to I-trax are described in greater detail in I-trax’s filings with the Securities and Exchange Commission including those on Forms 10-K and 10-Q.